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                                                                  EXHIBIT 12.1



                                 VELOCITA CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                                              PERIOD FROM
                                                                                              NOVEMBER 30,
                                                                                             1998 (DATE OF
                                                                                               INCEPTION)
                                                                                                THROUGH
                                                                                              DECEMBER 31,
                                                            YEAR ENDED DECEMBER 31,              1998
                                                        -------------------------------     --------------
                                                            2000              1999
                                                            ----              ----
Earnings:
   Loss before income taxes                             $(86,800,965)     $ (8,029,032)     $   (121,430)
   Add:
     Interest expense, net                                21,110,633         2,856,138              --
     Rental expense representative
     of interest factor                                      137,782            25,000              --
                                                         -----------      ------------      --------------

Total loss as adjusted plus fixed charges               $(65,552,550)     $ (5,147,894)     $   (121,430)

Fixed charges:
   Interest expense, net                                $ 21,110,633      $  2,856,138      $       --
   Capitalized interest                                   24,645,133              --                --
   Rental expense representative of interest factor          137,782            25,000              --
                                                         -----------      ------------      --------------

Total fixed charges                                       45,893,548         2,881,138              --

   Pretax effect of dividends on preferred stock
     of the Company                                       14,573,951           745,600              --
                                                         -----------      ------------      --------------

     Combined fixed charges and preferred stock
     dividend requirement                                 60,467,499         3,626,738              --
                                                         -----------      ------------      --------------
                                                         -----------      ------------      --------------

Ratio of earnings to fixed charges                               (a)               (a)               (c)
                                                         -----------      ------------      --------------
                                                         -----------      ------------      --------------

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                         (b)               (b)               (c)
                                                         -----------      ------------      --------------
                                                         -----------      ------------      --------------
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(a) Earnings were inadequate to cover fixed charges by $111,446,098 and
    $8,029,032 in 2000 and 1999, respectively.

(b) Earnings were inadequate to cover fixed charges and preferred stock dividend requirements by $126,020,049 and $8,774,632 in 2000 and 1999, respectively.

(c) There were no fixed charges during the period from November 30, 1998
    (date of inception) through December 31, 1998.